Exhibit 99.(a)(1)(L)

FORM OF EMAIL NOTICE OF AMENDMENT TO OFFER TO EXCHANGE

November 6, 2008

To: Eligible Participant

We have amended our Offer to Exchange Certain Stock Options for Replacement Options dated October 17, 2008. The Amendment, a copy of which is attached, was filed as Form SC TO-1/A with the Securities and Exchange Commission on November 6, 2008. Except as set forth in the Amendment, all other terms and conditions contained in the Offer to Exchange dated October 17, 2008 remain in effect without modification.

Please note that as a result of the Amendment to the Offer to Exchange, the Expiration Date has been changed to 5:00 p.m., Pacific Time, on November 17, 2008.

As a reminder, if you decide to participate in the Offer to Exchange, you must complete and submit an election form in accordance with its terms and it must be received by us on or before 5:00 p.m., Pacific Time, on November 17, 2008.

If you have already submitted your Election Form, you do not need to resubmit.

Please contact Stacey Rodriguez at (248) 619-9270 or srodriguez@qtww.com or Ken Lombardo at (248) 619-9277 or klombardo@qtww.com, if you have any questions or need further assistance.